Exhibit 99.1

NEWS RELEASE Constar International Inc. One Crown Way Philadelphia, PA 19154-4599 Main Phone: (215) 552-3700

For Immediate Release

CONSTAR INTERNATIONAL INC. ANNOUNCES 2006 SECOND QUARTER AND FIRST SIX MONTHS RESULTS

Philadelphia, PA – August 14, 2006 — Constar International Inc. (NASDAQ: CNST) today announced its financial results for the second quarter and six months ended June 30, 2006.

Second Quarter Results:

Highlights when compared to the second quarter of 2005 include:

•	Custom unit sales increased 34.7 percent.

•	Gross profit percentage improved to 8.2 percent from 4.0 percent.

•	Operating income improved to $10.2 million from $2.6 million.

•	Credit Agreement EBITDA of $22.7 million, up 49.3 percent from $15.2 million.

•	Income from continuing operations of $0.7 million compared to $7.8 million loss.

“Impressive execution of our strategy to grow high margin custom sales, improved pricing, pass through of energy surcharges, and reduced costs yielded improved results in the quarter,” said Michael Hoffman, Constar’s CEO and President. He added, “Credit Agreement EBITDA increased by 49.3 percent or $7.5 million despite higher administrative costs incurred during the quarter and we generated positive cash flow of $3.4 million after investing activities. We are pleased with our positive performance in the quarter.”

Consolidated net sales increased $0.6 million, or 0.2 percent, to $258.5 million in the 2006 second quarter compared to $257.9 million in the second quarter of 2005. This increase in consolidated net sales was primarily driven by increased shipments of custom products, partially offset by unfavorable foreign currency translations, and a slight decline in conventional unit volumes.

In the U.S., net sales increased $5.0 million, or 2.5 percent, to $205.6 million in the second quarter of 2006 from $200.6 million in the second quarter of 2005. This increase in U.S. net sales in 2006 was due to increased sales of custom units, improved product mix and the impact of the Company’s strategic value initiative, partially offset by lower unit sales of conventional products. Total U.S. unit volume increased 1.6 percent over the second quarter of 2005. In the 2006 second quarter, custom unit volume growth was 34.7 percent while conventional unit volume declined 4.3 percent compared to the 2005 second quarter.

In Europe, net sales decreased $4.4 million, or 7.7 percent, to $52.9 million in the second quarter of 2006 from $57.3 million in the second quarter of 2005. The decrease in European net sales in the second quarter of 2006 was principally due to the weakening of the British Pound and Euro against the U.S. Dollar.

U.S. net sales accounted for 79.6 percent of net sales in the second quarter of 2006 compared to 77.8 percent of net sales in 2005.

Gross profit increased $10.8 million to $21.2 million or 8.2 percent of consolidated net sales in the second quarter of 2006 from $10.4 million in the second quarter of 2005 or 4.0 percent of consolidated net sales. The increase reflects greater custom sales units, favorable product mix, benefits from the Company’s strategic value initiative, improved pricing related to the settlement of a pricing dispute which contributed to approximately 20 percent of the improvement, improved operating efficiencies in our U.S. manufacturing operations and reduced depreciation expense. The second quarter gross profit gains were partially offset by a non-cash depreciation adjustment of $1.8 million resulting from a review of property, plant and equipment.

Selling and administrative expenses increased $2.1 million, or 34.4 percent, to $8.2 million in the second quarter of 2006 from $6.1 million in the second quarter of 2005. This increase in 2006 was primarily related to the absence of incentive accruals in 2005 along with higher legal, audit and Sarbanes-Oxley related expenses.

In the second quarter of 2006, the Company recorded a non-cash asset impairment charge of $0.9 million to write down the carrying value of an asset to fair value.

Operating income was $10.2 million in the second quarter of 2006 compared to $2.6 million in the second quarter of 2005. This increase in operating income in 2006 compared to 2005 was primarily related to the improved operating performance described above, partially offset by the increase in selling and administrative expenses.

Interest expense increased $1.1 million to $10.5 million in the second quarter of 2006 from $9.4 million in the second quarter of 2005 as a result of a higher effective interest rate and higher average borrowings.

Other income was $0.9 million in the second quarter of 2006 compared to other expense of $0.7 million in the second quarter of 2005. The income in 2006 primarily resulted from the positive impact on changes in foreign currency translation rates on intra-company balances and from royalty income.

Net income was $0.2 million in the second quarter of 2006, or $0.01 income per basic and diluted share, compared to a net loss of $7.7 million, or $0.63 loss per basic and diluted share, in the second quarter of 2005.

The Company’s Turkish joint venture ceased operations in May 2006 and has been classified as discontinued operations for all periods in the attached financial statements.

Credit Agreement EBITDA in the second quarter increased 49.3 percent to $22.7 million from $15.2 million in the second quarter of 2005. This increase was primarily due to higher gross profit excluding depreciation expense partially offset by increased operating expenses.

EBITDA is defined by the Company as net income (loss) before interest expense, provision for income taxes, depreciation and amortization. The Company’s Credit Agreement adjusts EBITDA for certain items. In the second quarter of 2006, these adjustments amounted to $1.3 million. In the second quarter of 2005, these adjustments were $1.9 million.

Credit Agreement EBITDA is not a GAAP-defined measure and may not be comparable to adjusted EBITDA as defined by other companies. Management believes that investors, analysts and other interested parties view our ability to generate Credit Agreement EBITDA as an important indicator of our operating performance. Management also believes that Credit Agreement EBITDA is a useful measure in understanding trends because it eliminates various non-operational and non-recurring items. In addition, Credit Agreement EBITDA facilitates comparisons to operating performance in prior periods, and is used by the Company in setting incentive plan targets. Investors are urged to take into account GAAP measures in evaluating the Company, and to review the reconciliation of Credit Agreement EBITDA to net income (loss) in the attached unaudited consolidated statements of operations.

First Six Months Results:

Consolidated net sales increased $9.5 million, or 2.0 percent, to $484.2 million in the six months ended June 30, 2006 from $474.7 million in the six months ended June 30, 2005. The increase in consolidated net sales was primarily driven by the increase in custom sales units, improved product mix, and the benefits from the Company’s strategic value initiative, partially offset by unfavorable foreign currency translations.

In the U.S., net sales increased $17.0 million, or 4.6 percent, to $388.1 million in the six months ended June 30, 2006 from $371.1 million in the six months ended June 30, 2005. This increase in U.S. net sales reflects the increase in custom sales units, improved product mix and the benefits of the Company’s strategic value initiative. Total U.S. unit volume increased 3.3 percent over the first six months of 2005. This increase reflects custom unit volume growth of 37.4 percent, which was offset by a 2.9 percent decrease in conventional unit volume.

In Europe, net sales decreased $7.5 million, or 7.3 percent, to $96.1 million in the six months ended June 30, 2006 from $103.6 million in the six months ended June 30, 2005. This decrease in European net sales in the first six months of 2006 was due to the weakening of the British Pound and Euro against the U.S. Dollar along with the pass through of lower resin costs to customers.

U.S. net sales accounted for 80.2 percent of net sales in the first six months of 2006 compared to 78.2 percent of net sales in the first six months of 2005.

Gross profit increased $17.0 million to $33.7 million, or 7.0 percent of consolidated net sales in the six months ended June 30, 2006, from $16.7 million, or 3.5 percent of consolidated net sales in the six months ended June 30, 2005. The increases primarily reflect the growth in custom sales units, improved product mix, the benefits of the Company’s strategic value initiative, improved operating efficiencies in our U.S. manufacturing operations and $3.7 million less in depreciation expense.

Selling and administrative expenses increased $3.6 million, or 28.7 percent, to $15.8 million in the six months ended June 30, 2006 from $12.2 million in the six months ended June 30, 2005. This increase in 2006 primarily related to the absence of incentive accruals in 2005 along with higher legal, audit and Sarbanes-Oxley related expenses.

In connection with its February 2005 refinancing, the Company repaid amounts outstanding under its former revolving loan facility and two term loans. As a result of these repayments, last year the Company wrote off approximately $6.5 million of the remainder of the deferred financing costs related to those three facilities and incurred prepayment penalties of approximately $3.5 million.

As noted above, during the 2006 second quarter, the Company recorded a non-cash asset impairment charge of $0.9 million to write down the carrying value of an asset to fair value.

Operating income was $13.8 million in the six months ended June 30, 2006 compared to an operating loss of $8.7 million in the six months ended June 30, 2005. This increase in operating income in the first six months of 2006 compared to the first six months of 2005 was primarily related to the improved operating performance described above, and the absence in 2006 of the $10.0 million write-off of deferred financing costs and prepayment penalties associated with the 2005 refinancing.

Interest expense increased $1.6 million to $20.6 million in the six months ended June 30, 2006 from $19.0 million in the six months ended June 30, 2005 as a result of a higher effective interest rate and higher average borrowings.

In the first half of the year the Company reported other income of $1.2 million compared to other expense of $0.3 million in the first six months of 2005. The income in 2006 was primarily from the positive impact of the changes in the foreign currency translation rates on intra-company balances and royalty income.

Net loss in the six months ended June 30, 2006 was $6.2 million, or $0.50 loss per basic and diluted share, compared to a net loss of $27.7 million, or $2.29 loss per basic and diluted share in the six months ended June 30, 2005.

Credit Agreement EBITDA for the six months ended June 30, 2006 increased 31.7 percent to $34.9 million over $26.5 million in the first half of 2005. This increase was primarily due to higher gross profit excluding depreciation expense, partially offset by increased operating expenses.

EBITDA is defined by the Company as net income (loss) before interest expense, provision for income taxes, depreciation and amortization. The Company’s Credit Agreement adjusts EBITDA for certain items. In the six months ended June 30, 2006, these adjustments amounted to $1.5 million. In the six months ended June 30, 2005, these adjustments were $12.8 million, which included the write-off of deferred financing costs of $10.0 million.

Conference Call, Web Cast Information

The Company will hold a conference call on Monday August 14, 2006, at 9:00 a.m. ET to discuss this news release. Forward-looking and other material information will be discussed on this conference call. The dial-in numbers for the conference call are (800) 810-0924 (domestic callers) or (913) 981-4900 (international callers). The conference call will also be broadcast live over the internet and can be accessed via the Company’s website: www.constar.net. Please log on approximately 15 minutes prior to the call to register and download any necessary audio software.

A replay of the broadcast will be available from 1:00 p.m. ET that day until midnight on Monday, August 21, 2006 and can be accessed via telephone by dialing (888) 203-1112 (domestic callers) or (719) 457-0820 (international callers) and entering passcode 5319774, or via the web at www.constar.net where it will be archived.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all information in this news release consists of forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve a number of risks, uncertainties and other factors, which may cause the actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this news release or the actual results of operations or financial condition of the Company to differ are discussed under the caption “Risk Factors” in the Company’s Form 10-K Annual Report for the year ended December 31, 2005 and in subsequent filings with the Securities and Exchange Commission made prior to, on or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

About Constar

Philadelphia-based Constar is a leading global producer of PET (polyethylene terephthalate) plastic containers for food, soft drinks and water. The Company provides full-service packaging solutions, from product design and engineering, to ongoing customer support. Its customers include many of the world’s leading branded consumer products companies.

For more information contact:

Walter S. Sobon, Executive Vice President and Chief Financial Officer, (215) 552-3708 Ed Bisno, Bisno Communications, (917) 881-5441

Tables to Follow

CONSTAR INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS COMPARISON

(in thousands, except per share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Net customer sales	$257,198	$256,734	$481,972	$472,481
Net affiliate sales	1,256	1,179	2,212	2,213

Net sales	258,454	257,913	484,184	474,694
Cost of products sold, excluding depreciation	226,514	236,205	431,596	435,459
Depreciation	10,757	11,328	18,839	22,527

Gross profit	21,183	10,380	33,749	16,708

Selling and administrative expenses	8,228	6,123	15,830	12,245
Research and technology expenses	1,688	1,573	3,026	3,047
Write-off of deferred financing costs	—	—	—	10,025
Asset impairment charges	870	—	870	—
Provision for restructuring	182	51	225	110

Total operating expenses	10,968	7,747	19,951	25,427

Operating income (loss)	10,215	2,633	13,798	(8,719)
Interest expense	10,464	9,373	20,650	19,004
Other (income) expense, net	(936)	735	(1,187)	348

Income (loss) from continuing operations before income taxes	687	(7,475)	(5,665)	(28,071)
(Provision for) benefit from income taxes	—	(314)	—	154

Income (loss) from continuing operations	687	(7,789)	(5,665)	(27,917)
lncome (loss) from discontinued operations, net of taxes	(518)	88	(509)	168

Net Income (loss)	$169	$(7,701)	$(6,174)	$(27,749)

Basic earnings (loss) per common share:
Continuing operations	$0.06	$(0.64)	$(0.46)	$(2.30)
Discontinued operations	(0.05)	0.01	(0.04)	0.01

Net income(loss) per share	$0.01	$(0.63)	$(0.50)	$(2.29)

Diluted earnings (loss) per common share:
Continuing operations	$0.05	$(0.64)	$(0.46)	$(2.30)
Discontinued operations	(0.04)	0.01	(0.04)	0.01

Net income(loss) per share	$0.01	$(0.63)	$(0.50)	$(2.29)

Weighted average common shares outstanding:
Basic	12,208	12,129	12,203	12,124

Diluted	12,540	12,129	12,203	12,124

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Reconciliation of net income (loss) to Credit Agreement EBITDA:
Net loss	$169	$(7,701)	$(6,174)	$(27,749)
Add back:
Interest expense	10,464	9,373	20,650	19,004
Taxes	—	314	—	(154)
Depreciation	10,757	11,328	18,839	22,527

EBITDA	21,390	13,314	33,315	13,628
Other adjustments under Credit Agreement	1,330	1,889	1,539	12,849

Credit Agreement EBITDA	$22,720	$15,203	$34,854	$26,477

SELECTED BALANCE SHEET DATA

	June 30, 2006	June 30, 2005
Cash and cash equivalents	$9,371	$8,352
Debt:
Revolver Loan	$24,168	$20,000
Senior Notes	$220,000	$220,000
Senior Subordinated Notes	$175,000	$175,000